EXHIBIT 10.29

                                                                 October 2, 2000

Re:   Agreement

Dear Sirs:

            1. This letter is to confirm our understanding that Mantle International Investment Ltd. ("Mantle") has been engaged as a consultant to TTR Technologies Inc. (the "Company") to perform the services described below for a period of twelve (12) months commencing on the date hereof (the "Term").

            2. (a) Mantle's services hereunder will include identifying, contacting and introducing potential strategic customers to the Company and assisting the Company in negotiating sales contracts or strategic relationships with such parties.

                  (b) In consideration for such services, the Company hereby agrees to issue to Mantle and/or its designees upon execution of this letter, fully vested warrants (the " Warrants") to purchase 400,000 shares of common stock of the Company. The warrants shall be exercisable at the following prices:

            134,000 at $6.5
            133,000 at $7.5
            133,000 at $8.5

            The Warrants shall be exercisable for four (4) years, commencing on the first anniversary of this Agreement; provided, however, that such shares shall be exercisable immediately should the Company enter into an agreement pursuant to which the Company consummates a sale, merger, consolidation, tender offer, business combination or similar transaction involving a majority of the business assets or stock of the Company. The shares underlying the Warrants shall be included on the Company's next filed registration statement.

                  (c) Mantle shall pay for its own expenses associated with its services hereunder.

      3. The Term of this Agreement shall be twelve (12) months commencing on the date hereof.

4. Proprietary Information; Non- Competition

      4.1 The term "Information" means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Mantle prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company; (b)

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shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by Mantle or similar agreements by other Company consultants or employees (c) shall have been received by Mantle from another person or entity having no obligation to the Company or (d) is approved in writing by the Company for release by Mantle.

      4.2 Mantle agrees to hold in trust and confidence all Information disclosed to it and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for its work with the Company.

      4.3 Mantle agrees to disclose the Information only to persons necessary in connection with its work with the Company and who have undertaken the same confidentiality obligations set forth herein in favor of the Company. Mantle agrees to assume full responsibility for the confidentiality of the Information disclosed to it and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

      4.4 Mantle acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

      4.5 Mantle represents and warrants that his receipt of Information hereunder or use thereof for the purposes of this Agreement shall not violate any undertaking or obligation of Mantle to any third party or entitle any third party to access or right in the Information.

      4.6 The provisions of this section shall survive the expiration or termination of this agreement.

5. General Provisions

      5.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and shall not be amended, modified or varied by any oral agreement or representation or otherwise other than by a written instrument executed by both parties or their duly authorized representatives.

      5.2 No failure, delay or forbearance by a party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

      5.3 If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unenforceable, such term or provision shall be severed and all remaining terms and provisions

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shall be unaffected and shall continue in full force and effect.

      5.4 The terms and conditions of this Agreement supersede those of all previous agreements and arrangements, either written or oral between the Company and Mantle relating to the subject thereof.

      5.5 Mantle acknowledges and agrees that it is an independent contractor, is not the agent of the Company and has no authority in such capacity to bind or commit the Company by or to any contract or otherwise. Mantle is not, expressly or by implication, an employee of the Company for any purpose whatsoever.

      5.6 This Agreement is personal to Mantle and Mantle shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company's prior written consent.

      5.7 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with this Section 11. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

Sincerely yours,

                                        Mantle International Investment Ltd


                                        By: /s/ Benjamin Bloch
                                            --------------------
                                        Title:

Confirmed as of the date hereof:

TTR Technologies Inc.


By:/s/ Marc Tokayer
-------------------
Name: Marc Tokayer

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Title: President